SIS BANCORP, INC.

STOCK OPTION PLAN
(Amended and restated as of March 1, 1998)

ARTICLE I. Purpose

The purpose of the SIS Bancorp, Inc. Stock Option Plan (the “Plan”) is to attract directors and key employees of SIS Bancorp, Inc. (the “Company”) and its Subsidiaries (as hereinafter defined) and to encourage them to continue their association with the Company, by providing favorable opportunities for them to participate in the ownership of the Company and in its future growth through the granting of stock options with respect to the Company’s stock. The term “Subsidiary” as used in the Plan means a corporation, including, without limitation, any banking or thrift institution, of which the Company owns, directly or indirectly through an unbroken chain of ownership, fifty percent (50%) or more of the total combined voting power of all classes of stock. The term “Optionee,” as used in the Plan, refers to any individual to whom an Option has been granted.

ARTICLE II.  Administration of the Plan

The Plan shall be administered by a Committee (the “Committee”) composed of two or more members of the Board of Directors of the Company (the “Board”), and may include those members serving at any time and from time to time as the Compensation Committee of the Board. For so long as Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), is applicable to the Company, each member of the Committee shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Exchange Act, and, for so long as Section 162(m) of the Code is applicable to the Company, an “outside director” within the meaning of Section 162 of the Code and the regulations thereunder. With respect to persons subject to Section 16 of the Exchange Act (“Insiders”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. In the event that a vacancy occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member shall be appointed by vote of the Board.

The Committee shall from time to time determine to whom options shall be granted under the Plan, whether options granted shall be incentive stock option (“ISOs”) or non-qualified stock options (“NSOs”), the terms of the options and the number of shares which may be granted under options. The Committee shall report to the Board the names of individuals to whom such options are to be granted, the number of shares covered and the terms and conditions of each grant.

The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. The Committee shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. All questions of interpretation and application of such rules and regulations, of the Plan and of options granted thereunder (the “Options”), shall be subject to the determination of the Committee, which shall be final and binding.

The Plan shall be administered in such a manner as to permit those Options granted thereunder and specially designated under Section 5 to qualify as incentive stock options as described in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE III.  Stock Subject to the Plan

The total number of shares of stock which may be subject to Options under the Plan shall be 1,146,250 shares of the Company’s Common Stock, provided that the number of shares stated in this sentence shall be subject to adjustment in accordance with the provisions of Section 9. Shares of Common Stock subject to an Option under the Plan that is not fully exercised shall again become available for grant under the terms of the Plan. The shares of Common Stock which may be subject to Options granted under the Plan may be authorized but unissued shares or treasury shares. The maximum number of shares of Stock subject to Options that may be granted to any Optionee in the aggregate in any calendar year shall not exceed 600,000 shares.

ARTICLE IV.  Eligibility for Awards; Terms and Conditions of Options

The individuals who shall be eligible for discretionary grants of Options under the Plan shall be key employees of the Company or a Subsidiary and members of the Board of Directors of the Company or a Subsidiary. Incentive Stock Options (“ISO”) shall not be granted to any individual who is not an employee of the Company or a Subsidiary.

Every Option under the Plan shall be evidenced by a written Stock Option Agreement in such form as the Committee shall approve from time to time, specifying the number of shares of Common Stock that may be purchased pursuant to the Option, the time or times at which the Option shall become exercisable in whole or in part, whether the option is intended to be an ISO or a NSO, and such other terms and conditions as the Committee shall approve, and containing or incorporating by reference the following terms and conditions:

a)  Duration. The duration of each Option shall be as specified by the Committee in its discretion; provided, however, that no ISO shall expire later than ten (10) years from its date of grant, and no ISO granted to an employee who owns (directly or under the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary shall expire later than five (5) years from its date of grant.

b)  Exercise Price. The exercise price of each Option shall be any lawful consideration, as specified by the Committee in its discretion; provided, however, that the price with respect to an ISO shall be at least one hundred percent (100%) of the fair market value of the shares on the date on which the Committee awards the Option, which shall be considered the date of grant of the Option for purposes of fixing the price; and provided further that the price with respect to an ISO granted to an employee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of any Subsidiary shall be at least one hundred ten percent (110%) of the fair market value of the shares on the date of grant of the ISO. Except as may be otherwise explicitly provided in the Plan or in any Stock Option Agreement or similar document, the “fair market value” of a share of Common Stock at any particular date shall be determined according to the following rules: (i) if the Common Stock is at the time listed or admitted to trading on any stock exchange or NASDAQ, then the fair market value shall be the reported closing price of the Common Stock on such date on the principal exchange or NASDAQ, as the case may be; or (ii) if the Common Stock is not at the time listed or admitted to trading on a stock exchange of NASDAQ, the fair market value shall be the closing price of the Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Board and regularly reporting the price of the Common Stock in such market; provided, however, that if the price of the Common Stock is not so reported, that fair market value shall be determined in good faith by the Board, which may take into consideration (1) the price paid for the Common Stock in the most recent trade of a substantial number of shares known to the Board to have occurred at arm’s length between willing and knowledgeable investors, or (2) an appraisal by an independent party, or (3) any other method of valuation undertaken in good faith by the Board, or some or all of the above as the Board shall in its discretion elect.

c)  Notice of ISO Stock Disposition. The Optionee must notify the Company promptly in the event that he or she sells, transfers, exchanges or otherwise disposes of any shares of Common Stock issued upon exercise of an ISO, before the later of (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date the shares were issued upon his or her exercise of the ISO.

d)  Effect of Cessation of Employment. Subject to the provisions of Section 9(d) hereof, the Committee shall determine in its discretion and specify in each Stock Option Agreement the effect, if any, of the termination of the Optionee’s employment upon the exercisability of the Option.

e)  Substituted Option. With the consent of the Optionee, the Committee shall have the authority at any time and from time to time to terminate any outstanding Option and grant in substitution for it a new Option covering the same number or a different number of shares, provided that the option price under the new Option shall be no less than the fair market value of the Common Stock on the date of grant of the new Option.

ARTICLE V.  Method of Granting Options

The grant of Options shall be made by action of the Board at a meeting at which a quorum of its members is present, or by unanimous written consent of all its members; provided, however, that if an individual to whom a grant has been made fails to execute and deliver to the Committee a Stock Option Agreement within ten (10) days after it is submitted to him, the Option granted under the agreement shall be voidable by the Company at its election, without further notice to the Optionee.

ARTICLE VI.  Method of Exercising Options

To the extent that it has become exercisable under the terms of the Stock Option Agreement, an Option may be exercised from time to time by written notice to the Secretary, or Assistant Secretary or Chief Financial Officer of the Company stating the number of shares with respect to which the Option is being exercised and accompanied by payment of the exercise price in cash or check payable to the Company.

Alternatively, payment of the exercise price may be made, in whole or in part, in shares of Common Stock owned by the Optionee; provided, however, that the Optionee may not make payment in shares of Common Stock that he or she acquired upon the earlier exercise of any ISO, unless he has held the shares until at least two (2) years after the date the ISO was granted and at least one (1) year after the date the ISO was exercised. If payment is made in whole or in part in shares of Common Stock, then the Optionee shall deliver to the Company certificates registered in his name representing a number of shares of Common Stock legally and beneficially owned by him, fully vested and free of all liens, claims and encumbrances of every kind and having a fair market value on the date of delivery that is not greater than the exercise price, such certificates to be duly endorsed, or accompanied by stock powers duly endorsed, by the record holder of the shares presented by such certificates. If the exercise price exceeds the fair market value of the shares for which certificates are delivered, the Optionee shall also deliver cash or a check payable to the order of the Company in an amount equal to the amount of that excess.

Options may be exercised by means of a “cashless exercise” procedure in which a broker (i) transmits the option price to the Company in cash or acceptable cash equivalents, either (1) against the Optionee’s notice of exercise and the Company’s confirmation that it will deliver to the broker stock certificates issued in the name of the broker for at least that number of shares having fair market value equal to the option price, or (2) as the proceeds of a margin loan to the Optionee; or (ii) agrees to pay the option price to the Company in cash or acceptable cash equivalents upon the broker’s receipt from the Company of stock certificates issued in the name of the broker for at least that number of shares having fair market value equal to the Option price. The Optionee’s written notice of exercise of an Option pursuant to a “cashless exercise” procedure must include the name and address of the broker involved, a clear description of the procedure, and such other information or undertaking by the broker as the Committee shall reasonably require.

At the time specified in a Optionee’s notice of exercise, which shall not be earlier than the fifteenth (15th) day after the date of the notice except as may be mutually agreed, the Company shall, without issue or transfer tax to the Optionee, deliver to him at the Main Office of the Company, or such other place as shall be mutually acceptable, a certificate for the shares as to which his or her Option is exercised. If the Optionee fails to pay for or to accept delivery of all or any part of the number of shares specified in his or her notice upon tender of delivery thereof, his or her right to exercise the Option with respect to those shares shall be terminated, unless the Company otherwise agrees.

ARTICLE VII.  Requirements of Law and Regulations; Governing Law

a)  The Company shall not be required to sell or issue any shares upon the exercise of any Option if the issuance of such shares will result in a violation by the Optionee or the Company of any provisions of any law, statute or regulation of any governmental authority, and the grant of Options hereunder or the obligation of the Company to issue shares upon the exercise of Options hereunder shall be subject to the obtaining of all approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. Specifically, in connection with the Securities Act of 1933, as amended (the “Securities Act”), the Company shall not be required to issue shares upon the exercise of any Option unless the Board has received evidence satisfactory of it to the effect that the Optionee will not transfer such shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Board shall be conclusive. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option to comply with any law or regulations of any governmental authority, including, without limitation, the Securities Act or applicable state securities laws.

b)  The Plan shall be governed by Massachusetts law, except to the extent that such law is preempted by federal law.

ARTICLE VIII.  Changes in Capital Structure

a)  In the event that the outstanding shares of Common Stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, by reason of a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities, a corresponding adjustment shall be made by the Committee in the number and kind of shares or other securities covered by outstanding Options, and for which Options may be granted under the Plan. Any such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option, but the price per share specified in each Stock Option Agreement shall be correspondingly adjusted; provided, however, that no adjustment shall be made with respect to an ISO that would constitute a modification as defined in Section 424 of the Code. Any such adjustment made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Optionees.

If while unexercised Options remain outstanding under the Plan the Company merges or consolidates with one or more corporations (whether or not the Company is the surviving corporation), or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another entity, then, except as otherwise specifically provided to the contrary in an Optionee’s Stock Option Agreement, the Committee, in its discretion, shall amend the terms of all outstanding Options so that either:

(i)  after the effective date of such merger, consolidation or sale, as the case may be, each Optionee shall be entitled, upon exercise of an Option, to receive in lieu of shares of Common Stock the number and class of shares of such stock or other securities to which he or she would have been entitled pursuant to the terms of the merger, consolidation or sale if he had been the holder of record of the number of shares of Common Stock as to which the Option is being exercised, or shall be entitled to receive from the successor entity a new stock option of comparable value, or

(ii)  all outstanding Options shall be canceled as of the effective date of any such merger, consolidation, liquidation or sale, provided that each Optionee shall have the right to exercise his or her Option according to its terms during the period of twenty (20) days ending on the day preceding the effective date of such merger, consolidation, liquidation or sale; and in addition to the foregoing, the Committee may in its discretion amend the terms of an Option by canceling some or all of the restrictions on its exercise, to permit its exercise pursuant to this paragraph (ii) to a greater extent than that permitted on its existing terms, or

(iii)  all outstanding Options shall be cancelled as of the effective date of any such merger, consolidation liquidation or sale, in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the Optionee would have received had the Option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise had been made prior to such merger, consolidation liquidation or sale, less the option price therefor. Upon receipt of such consideration by the Optionee, his or her Option shall immediately terminate and be of no further force and effect. The value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Committee.

All adjustments to ISOs or assumptions of ISOs by any successor corporation shall preserve their status as ISOs.

b)  Except as expressly provided to the contrary in this Section 8, the issuance by the Company of shares of stock of any class for cash or property or for services, either upon direct sale or upon the exercise of rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect the number, class or price of shares of Common Stock then subject to outstanding Options.

ARTICLE IX.  Miscellaneous

a)  Transferability of Options. Options shall not be transferable by the Optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable during his or her lifetime only by the Optionee, except that the Committee may specify in an Option Agreement that pertains to an NSO that the Optionee may transfer such NSO to a member of the Immediate Family of the Optionee, to a trust solely for the benefit of the Optionee and the Optionee’s Immediate Family, or to a partnership or limited liability company whose only partners or members are the Optionee and members of the Optionee’s Immediate Family. “Immediate Family” shall mean, with respect to any Optionee, such Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son- in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

b)  No Rights as Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares covered by an Option until the date of issuance of a certificate to him for the shares. No adjustment shall be made for dividends or other rights for which the record date is earlier than the date the certificate is issued, other than as required or permitted pursuant to Section 9.

c)  No Guarantee of Employment or Continuation in Office. This Plan shall not give any Director the right to continue in office as a director or to be nominated for reelection to office as a director, or give the Company or a Subsidiary the right to require any Director to continue in office. Neither the Plan nor any Stock Option Agreement shall give an employee the right to continue in the employment of the Company or its Subsidiary, or give the Company or its Subsidiary the right to require an employee to continue in employment.

d)  Tax Withholding. To the extent required by law, the Company or its Subsidiary shall withhold or cause to be withheld income and other taxes with respect to any income recognized by an Optionee by reason of the exercise of an Option (or the disqualifying disposition of shares acquired by exercise of an ISO), and as a condition to the receipt of any Option the Optionee shall agree that if the amount payable to him by the Company and any Subsidiary in the ordinary course is insufficient to pay such taxes, then he shall upon the request of the Company pay to the Company or its Subsidiary an amount sufficient to satisfy its tax withholding obligations.

Without limiting the foregoing, the Committee may in its discretion permit any Optionee’s withholding obligation to be paid in whole or in part in the form of shares of Common Stock, by withholding from the shares to be issued or by accepting delivery from the Optionee of shares already owned by him or her. The fair market value of the shares for such purposes shall be determined as set forth in Section 5(b). An Optionee may not make any such payment in the form of shares of Common Stock acquired upon the exercise of an ISO until the shares have been held by him or her for at least two (2) years after the date the ISO was granted and at least one (1) year after the date the ISO was exercised. If payment of withholding taxes is made in whole or in part in shares of Common Stock, the Optionee shall deliver to the Company certificates registered in his name representing shares of Common Stock legally and beneficially owned by him, fully vested and free of all liens, claims and encumbrances of every kind, duly endorsed or accompanied by stock powers duly endorsed by the record holder of the shares represented by such certificates.

e)  Use of Proceeds. The proceeds from the sale of shares pursuant to Options shall constitute general funds of the Company.

ARTICLE X.  Duration, Amendment and Termination of the Plan

The Committee may grant Options under the Plan from time to time until the close of business on the day prior to March 1, 2008. Unless earlier terminated by action of the Board of Directors, the Plan shall expire on the day prior to March 1, 2008.

The Board may, in its sole and absolute discretion, modify, revise or terminate the Plan at any time and from time to time; provided, however, that without the further approval of the holders of at least a majority of the outstanding shares of Common Stock, the Board may not (a) materially increase the benefits accruing to Optionees under the Plan or make any “modifications” as that term is defined under Section 424(h)(3) (or its successor) of the Code if such increase in benefits or modifications would adversely affect (i) the availability to the Plan of the protections of Section 16(b) of the Exchange Act, if applicable to the Company, or (ii) the qualification of the Plan or any Options for “incentive stock option” treatment under Section 422 of the Code; (b) change the aggregate number of shares of Common Stock which may be issued under Options pursuant to the provisions of the Plan either to any one employee or in the aggregate; (c) change the class of persons eligible to receive ISOs; or (d) change the Plan in any other respect that may require the approval of the Company’s shareholders under applicable law. Notwithstanding the preceding sentence, the Board shall in all events have the power and authority to make such changes in the Plan and in the regulations and administrative provisions hereunder or in any outstanding Option as, in the opinion of counsel for the Company, may be necessary or appropriate from time to time to enable any Option granted pursuant to the Plan to qualify as an incentive stock option or such other stock option as may be defined under the Code, as amended from time to time, so as to receive preferential federal income tax treatment.

Except as provided in Section 9 hereof, rights and obligations under any Option granted before any amendment of the Plan (including this March 1, 1998 restatement and amendment) shall not be adversely affected by such amendment, except with the consent of the Optionee.

The Plan may be terminated at any time by action of the Board, but any such termination will not terminate Options then outstanding, without the consent of the Optionee.

ARTICLE XI.  Effective Date of the Plan; Stockholder Approval

The Plan, formerly known as the SIS Bancorp, Inc. Director Stock Option Plan and Management Stock Option Plan, became effective on June 1, 1995 and was approved by the Bank’s stockholders on May 31, 1995. The Plan was assumed by the Company upon consummation of the reorganization contemplated by an Agreement and Plan of Reorganization between the Company and the Bank on June 21, 1996. This amendment and restatement of the Plan is effective as of March 1, 1998, subject to the approval of the Company’s shareholders. No option may be granted under the Plan on or after March 1, 2008.